                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Golden Cycle Gold Corporation:


We consent to the incorporation by reference in the registration statements (No. 33-47877 and 333-12245) on Form S-3 and (Nos. 33-62952 and 333-26975) on Form
S-8 of Golden Cycle Gold Corporation of our report dated March 21, 2003, with respect to the consolidated balance sheets of Golden Cycle Gold Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows, for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Golden Cycle Gold Corporation.


/s/  KPMG LLP


Denver, Colorado
April 11, 2003